UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2012

THE PRINCETON REVIEW, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32469	22-3727603
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Speen Street, Suite 550

Framingham, Massachusetts 01701

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (508) 663-5050

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2012, Richard Katzman informed the Board of Directors that he will not be standing for reelection at the Company’s June 21, 2012 Annual Meeting of Stockholders.

On March 7, 2012, the Compensation Committee of the Board of Directors of The Princeton Review, Inc. (the “Company”) awarded Christian G. Kasper, the Company’s Chief Financial Officer, a cash bonus of $100,000.

On March 7, 2012, the Board of Directors of The Princeton Review, Inc. (the “Company”) approved an amendment to the letter agreement with John M. Connolly to extend his employment as Interim President and Chief Executive Officer from April 8, 2012 to June 30, 2012 (the “Employment Extension Period”). Pursuant to the amendment and during the Employment Extension Period, the Company will pay Mr. Connolly cash compensation in the amount of $50,000 per month during the period April 8, 2012 to June 30, 2012, provided that the cash payment for the period of June 8, 2012 to June 30, 2012 shall be paid on a pro rata basis. Pursuant to Mr. Connolly’s arrangement with Bain Capital Ventures (“BCV”), the value of Mr. Connolly’s cash compensation from the Company will be offset against his compensation from BCV.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to Letter Agreement by and between Company and John M. Connolly dated March 7, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PRINCETON REVIEW, INC.
Dated: March 12, 2012

/s/ Kyle A. Bettigole
	Name:	Kyle A. Bettigole
	Title:	SVP, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Letter Agreement by and between the Company and John M. Connolly dated March 7, 2012